UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2026

VOLATO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Airport Road, Suite 124

Chamblee, GA 30341

(Address of principal executive offices) (zip code)

844-399-8998

Registrant’s telephone number, including area code

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50	SOARW	OTC Markets Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Allen to the Board of Directors and Various Committees

On July 22, 2026, the Board of Directors (the “Board”) of Volato Group, Inc. (the “Company”) appointed David Allen to serve as a member of the Board. The Board has determined that Mr. Allen satisfies the applicable independence requirements of the Securities and Exchange Commission and the NYSE American and the Internal Revenue Code of 1986, as amended with respect to service as a director of the Company and qualification for membership on and Chair of the Audit Committee of the Board. Additionally, Mr. Allen was appointed to serve on the Nominating and Governance Committee and appointed to serve on the Compensation Committee.

Mr. Allen will serve as a Class III director with a term expiring at the Company’s annual meeting of stockholders in 2026.

There are no transactions involving Mr. Allen that would be required to be reported under Item 404(a) of Regulation S-K. As an independent director of the Company, Mr. Allen will be entitled to receive compensation consistent with that of the Company’s other independent directors who are not employees of the Company and enter into the Company’s standard indemnification agreement for directors.

There is no arrangement or understanding between Mr. Allen and any other persons pursuant to which he was elected as a director. Mr. Allen does not have a direct or indirect material interest in any transaction required to be disclosed by the Company pursuant to Item 404(a) of Regulation S-K.

Employment Agreement with Mark Heinen and Bonus

On July 22, 2026, the Board of Directors (the “Board”) of Volato Group, Inc. (the “Company”), upon the recommendation of the Compensation Committee, approved an Executive Employment Agreement (the “Employment Agreement”) with Mark Heinen, the Company’s Chief Financial Officer.

The Employment Agreement reflects the Board’s commitment to maintaining executive leadership continuity and supporting the Company’s ongoing strategic initiatives and long-term business objectives.

The Employment Agreement provides for an annual base salary of $310,000 and an annual incentive bonus opportunity with a target equal to 100% of base salary and a maximum equal to 200% of base salary, subject to the achievement of performance objectives established by the Board or the Compensation Committee. The Employment Agreement also provides for a severance payment equal to twelve months of the then-current base salary upon certain qualifying terminations and, in connection with certain qualifying terminations following a change in control, such severance payment would include an additional amount equal to the pro-rated portion of 100% of the targeted annual bonus in the fiscal year of the termination date.

The Board also approved (i) a one-time cash performance bonus of $50,000 and (ii) a one-time retention bonus of $100,000, payable upon the consummation of a Board-approved strategic business combination, subject to Mr. Heinen’s continued employment through the closing, except as otherwise provided in the Employment Agreement.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated July 1, 2026, by and between the Company, Volato, Inc., and Mark Heinen.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2026

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer